Exhibit 10.1

Global Tech Industries Group, Inc.

511 Sixth Avenue, Suite 800

New York, NY 10011

July 2, 2024

Afshin Luke Rahbari

luke@gtii-us.com

Re:	Offer of Employment with Global Tech Industries Group, Inc.

Dear Luke,

On behalf of Global Tech Industries Group, Inc., a Nevada corporation (the “Company”), I am pleased to invite you to join the Company as COO, Chief Operating Officer. In this role, you will report directly to the Chief Executive Officer and the Board of Directors (the “Board”) of the Company and (i) make all operating decisions regarding the Company; and (ii) be responsible for all hirings and placement of service contracts for operations. The effective date of your employment will be April 1, 2024 (the “Effective Date”).

The terms of this offer of employment are as follows:

1. Role & Compensation.

A. Office; Additional Titles; Other Agreements. (i) Your principal place of business will be in New York, New York, though you may be permitted to work remotely unless otherwise required by the Company, and you may be required to travel to other offices as the Company shall maintain, from time to time as required to perform your services hereunder or as reasonably required by the Company, at the Company’s expense (air travel and accommodations) and in accordance with the generally applicable policies and procedures of the Company, if such are established at such time, or if such have not been established, subject to presentation of reasonably detailed expense statements or vouchers and such other information as the Company may reasonably require.

(i) Future Appointment as CEO. Shall become CEO on August 1st, 2024 subject to your appointment by the Board, and that initiatives below are underway:

(a) The GTII Dividend. You shall take all necessary steps with respect to the distribution of a dividend, issued on or about April 29, 2023, and that the Company’s shareholders are made aware of the distribution through press, social media, etc., that the Company’s shareholders have also been made aware that they should communicate directly with retail brokers and clearing houses to claim their dividend shares; and that the retail brokers are put on notice, that the Company will be part of this effort.

(b) Negotiation with Affinity. You shall personally lead negotiations with Affinity to facilitate and create a new joint venture asset management company,

(c) AEGIS Capital And other investment banks: You shall: investigate the options available to form a client relationship with AEGIS Capital; and access their capital markets platform to complete due diligence; and (iii) procure co-investment in new deals for the Company.

(d) MadOldNutProduction. Continue to work with MONP to form either an investment partnership or a joint venture regarding ABT’s transformational technology.

B. Bonus. (i) You shall earn a one-time fiscal year bonus (the “Performance Bonus”) of ten million (10,000,000) shares of the Company’s restricted Common Stock, par value $0.001 per share (“Common Stock”) upon the occurrence of the following events: the price per share of Common Stock is at or above the $2.00 dollar mark for a period of over three consecutive (3) calendar months; and the Company has met all standards required for the completion of the Company’s listing on a national exchange (collectively, the “Performance Goals”).

(i) Performance Goals: Depending on the achievement of the Performance Goals in any whole or partial fiscal year, the award of any additional Performance Bonus shall be subject to the approval by the Board in their sole and absolute discretion. This performance Bonus is separate from and in addition to point B in the contract.

C. Equity Grant. (i) Subject to approval by the Board, the Company shall grant to you (i) eight million (8,000,000) shares of Common Stock for the fiscal year ending in 2024 (the “2024 Issuance”), upon the signing of this agreement. (ii) four million (4,000,000) shares of Common Stock to be issued on January 1st, 2025, and four million (4,000,000) shares of Common Stock to be issued on July 1, 2025 (the “2025 Issuances”), and (iii) four million (4,000,000) shares of Common Stock to be issued on January 1st, 2026, and four million (4,000,000) shares of Common Stock to be issued on July 1, 2026, (the “2026 Issuances”).

(i) Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Section 1, any applicable federal, state, and local taxes that the Company is required to withhold pursuant to any applicable laws.

D. GTII Equity in Equity Armor Investments. The Company shall explore the purchase of ten percent (10%) equity in the employee-owned firm, Equity Armor Investments (“EAI”) (the “EAI Interest”), of which you are the sole principal, for a mutually agreed upon number of shares of Common Stock. This will include the following:

(a)the Company shall have the right of first refusal to purchase additional shares in EAI

(b)tag along rights, such that the Company may sell a portion of the EAI Interest along with members of EAI in equal percentage.

2. Benefits.

A. Benefit Plans. During the term of your employment, you shall be afforded the opportunity to participate in any Company employee benefit plans (i.e., medical, dental, vacation) covering employees at your level, as such may be in effect from time to time as determined by the Board. As of the execution of this Agreement, no such benefit plans have been implemented by the Board. The Company reserves the right to change such benefits on a Company-wide basis as necessary from time to time.

B. Business Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in the performance of your duties under this Agreement, subject to the presentment of supporting documentation, limited to normal “Expense Limitations” as defined by the IRS. Expenditures other than “reasonable and necessary” will be subject to board approval. “Out of Pocket Expenses” shall be defined as any expense less than $500.00. Any expenses that exceed the Out-of-Pocket Expenses limitations must be expressly approved by the Board.

3. At-Will Employment.

Your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

4. Immigration Laws.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

5. Other agreements.

As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of (i) Employee Confidential Information and Inventions Assignment Agreement (the “CIIA”), attached hereto as Exhibit B (ii) Common Stock Leak-Out Agreement attached hereto as Exhibit C, and (iii) Indemnification Agreement attached hereto as Exhibit D.

6. Covenants.

A. Confidential Information: It is understood and agreed that the Company is not hiring you in order to obtain confidential information of any other person or entity, including but not limited to any of your former employers (“Former Employers”), and that your employment with the Company is contingent on you continuing to comply with any obligations to your Former Employers, including those that survive termination of employment. This includes any confidentiality or non-solicitation obligations.

B. Return of Confidential Information: The Company requires, prior to beginning employment with the Company, that you return all confidential, proprietary, and trade secret information of any Former Employer to that employer. If you have a notebook computer, PC, or any other computer or device that contains any confidential, proprietary or trade secret information of any Former Employer, you should honor any agreement with, or follow any instructions from, your Former Employer about returning or deleting such data. If there is any information to be returned, you should do so promptly, retaining for your files your cover letter transmitting the material to your Former Employer. You should not retain a copy of the material being returned.

C. Trade Secrets: If, at any time while you are an employee of the Company, anyone acting on behalf of the Company asks you to do anything that you believe might lead you to use or disclose the confidential, proprietary or trade secret information of any Former Employer or of any other entity or person, you should not disclose or use the information. Instead, you should immediately contact the Company’s Chief Legal Counsel. You should also contact the Chief Legal Counsel if you have any questions concerning what a trade secret is or what is confidential or proprietary information of any other entity or person or of the Company.

7. General.

This offer letter, the CIIA, and Common Stock Leak-Out Agreement, when signed by you, set forth the terms of your employment with the Company and supersede all prior representations and agreements, whether written or oral. Any amendment of this offer letter or any waiver of a right under this offer letter must be in writing signed by you and an officer of the Company. This offer letter shall be deemed to be made in, and in all respects, shall be interpreted, construed, and governed by and in accordance with, the laws of the State of New York, without regard to its conflicts of laws rules or provisions. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising in connection with or relating to the enforcement, breach, performance, or interpretation of this offer letter, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (New York office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration), in front of one arbitrator. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section 7, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentence regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

You hereby expressly consent to the personal jurisdiction and venue of any state or federal court located in the City of New York, State of New York, to compel arbitration in accordance with this offer letter, to enforce any arbitration award granted pursuant to this offer letter, including, any award granting equitable or injunctive relief, and to otherwise enforce this offer letter and carry out the intentions of the parties hereto to resolve all disputes arising under, in connection with or related to this offer letter or your employment with the Company through arbitration.

The illegality, invalidity or unenforceability of any term or provision of this offer letter will not affect the legality, validity or enforceability of the other terms or provisions of this offer letter, which will remain in full force and effect. Each of the parties agrees that in the event of any such determination the parties will negotiate to modify this offer letter to affect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, to be enforceable to the maximum extent compatible with applicable law.

Each party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery, and performance of this offer letter. This offer letter is binding on and personal to you and you may not assign or delegate this letter without the prior written consent of the Company.

If any ambiguity or question of interpretation or of construction arises in connection with or relating to this offer letter, each of the parties agrees that this offer letter is to be interpreted and construed as if jointly drafted by both the parties and that no presumption or burden of proof is to arise favoring or disfavoring the Company or you by virtue of the authorship of any provision of this offer letter. All share numbers contained in this offer letter are subject to proportionate adjustment for stock splits, stock combinations and other similar recapitalizations applicable to you.

This offer letter contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this letter agreement which are not set forth herein.

This offer letter may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute the same instrument. A manually executed counterpart of this letter delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this letter for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[Signature page follows]

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me along with your completed and signed CIIA and Common Stock Leak-Out Agreement.

Sincerely,

AGREED AND ACCEPTED

Global Tech Industries Group, Inc.

By:	/s/ David Reichman
Name:	David Reichman
Title:	Chief Executive Officer
Date:	July 2, 2024

AGREED TO AND ACCEPTED

By:	/s/ Afshin Luke Rahbari
Name:	Afshin Luke Rahbari
Date:	July 2, 2024

EXHIBIT A

Common Stock Leak-Out Agreement

[see attached]

Common Stock Leak-Out Agreement

This COMMON STOCK LEAK-OUT AGREEMENT (the “Agreement”) effective this, the 2nd day of July, 2024 (the “Effective Date”), is entered into, by, and between Global Tech Industries Group, Inc. (hereafter the “Company”), a corporation organized under the laws of the State of Nevada, having its offices at 511 Avenue of the Americas, Suite 800, New York, New York, 10011, and Afshin Luke Rahbari, an individual and officer of the Company, sometimes referred to herein as the “Officer-Shareholder.” For all purposes of this Agreement, “Officer-Shareholder” includes any affiliate, agent, representative, or other person with whom Officer -Shareholder is acting in concert.

WHEREAS, the Officer -Shareholder is, has served, and as of the Effective Date, continues to serve, as an officer of the Company; and

WHEREAS, the Officer -Shareholder, as of the Effective Date beneficially owns ___________________ shares of the Company’s common stock (the “Common Stock”); and

WHEREAS, except for Common Stock acquired via the exercise of a warrant(s), it is intended that the shares of Common Stock covered by this Agreement shall include all common stock now owned or hereafter acquired by the Officer -Shareholder from the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEPOSITING AND SELLING COMMON STOCK.

a.	Authorizing for Sale. Except as may otherwise be restricted by applicable federal or state securities laws, or rules and regulations of the Securities and Exchange Commission, the Officer -Shareholder agrees not to authorize their selling broker to offer for sale or to sell more than twenty percent (20%) of the total Common Stock owned by Officer-Shareholder, as of the Effective Date, per year for each year the Officer-Shareholder is a an officer of the Company (the “Current Officer Leak-Out Period”).

i.	If the Officer-Shareholder ceases to be an executive officer of the Company, the Officer-Shareholder agrees to deposit with a broker and make available for public sale no more than twenty percent (20%) of the Common Stock owned by Officer -Shareholder per year for the five (5) calendar years subsequent to the date the Officer-Shareholder ceases to be a director (the “Post-Officer Leak-Out Period”).

b.	Selling. Except as may otherwise be restricted by applicable federal or state securities laws, or rules and regulations of the Securities and Exchange Commission, the Shareholder agrees to make available for public sale no more than 2,000 shares of the Shareholders Common Stock per transaction. The Shareholder will choose one of the following in his sole discretion:

i.	Shareholder’s selling broker shall acknowledge and consent to the terms contained in this subsection b. by affixing its signature to the Counterpart Signature Page, below, or

ii.	During the first five (5) years of the term of this Agreement, Shareholder will submit to the Company quarterly reports from his brokerage records verifying his compliance with Section 1 of this Agreement.

2. CERTIFICATE LEGEND. An appropriate legend describing this Agreement may be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Company’s transfer agent shall reflect such appropriate restrictions.

3. CHANGE OF CONTROL OF COMPANY. Upon a change of control of the Company, the Shareholder shall forever be released from those restrictions contained in Sections 1, a. and b., above. As used herein, change of control means the sale, retirement, cancellation, or other transfer of the current outstanding shares of Series A Preferred Stock of the Company. The Company shall notify the Shareholder, within 30 days, of any change of control of the Company affecting this agreement.

4. SHORT SELLING. The Shareholder agrees that they will not engage in any short selling of the Common Stock of the Company during the Leak-Out Period.

5. PRIVATE SALE. Any transferee of the Common Stock in a private sale shall be subject to (i) a legal opinion, in a form satisfactory to the Company, that the private sale complies with an applicable exemption(s) from the provisions of the Securities Act of 1933, as amended; and (ii) the same resale conditions of this Agreement.

6. PUBIC OFFERING PARTICIPATION. Nothing contained herein shall be considered a bar to the Shareholder’s participation as a seller in a public offering by the Company.

7. WARRANTS AND DIVIDENDS. Except as may otherwise be restricted by applicable federal or state securities laws, or rules and regulations of the Securities and Exchange Commission, all Common Stock acquired via the exercise of Warrants by the Shareholder, or paid as a dividend by the Company, shall be free of those restrictions contained in Section 1, above.

8. TAXES. Shareholder shall retain its own responsibility for taxes owed, if any, arising from the sale of the Common Stock. No representations have been made by either Party to the other Party concerning tax treatment of proceeds arising from the sale of the Common Stock.

9. NOTICE. Any notice required or permitted under this Agreement will be sufficiently given if delivered by certified mail, return receipt requested or by email. The email address for Company is david@gtii-us.com, and for Shareholder is luke@gtii-us.com.

10. EQUITABLE REMEDIES. The Shareholder agrees that in the event of a breach of any provisions of this Agreement, in addition to any other remedies that may be available, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring Shareholder to cease and desist from violating the terms and conditions of this Agreement, is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company may suffer as a result of any breach or continuation thereof. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written.

12. AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

13. SEVERABILITY. If a Court finds that any provision of this Agreement is invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

14. APPLICABLE LAW. The laws of the State of New York shall govern, construe and enforce all of the rights and duties of the parties arising from, or relating in any way to, the subject matter of this Agreement. The parties submit to the exclusive personal jurisdiction of the State of New York, and further agree that any action brought to enforce any portion of this agreement, or rights arising thereunder, will be brought in a New York State court or a federal court which sits in the State of New York.

15. WAIVER OF RIGHT. The failure of either Party to enforce any provision of this Agreement will not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. HEADINGS. Headings are used for reference only and carry no legal significance.

17. AUTHORIZED SIGNATORIES. It is agreed and warranted by the Parties that the individuals singing this Agreement on behalf of themselves or the respective Parties are authorized to execute such an agreement.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

By:	/s/ Afshin Luk eRahbari
Afshin Luk eRahbari, COO

[COUNTERPART SIGNATURE PAGE TO FOLLOW]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

LEAK-OUT AGREEMENT

COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Leak-Out Agreement (the “Agreement”) dated as of the July 02, 2024, among Global Tech Industries Group, Inc., a corporation organized under the laws of the State of Nevada, having its offices at 511 Avenue of the Americas, Suite 800, New York, New York, 10011, and Afshin Luke Rahbari, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as an Officer-Shareholder, of the number of shares of the Company set forth below or hereafter acquired during the Leak-Out Period as defined in the Agreement.

By:	Date:

Address:

Amount of Common Stock Beneficially Owned

Amount of Warrants Beneficially Owned

Acknowledged and Accepted by Shareholder’s Selling Broker

X

Broker Name:
Brokerage:
Phone:
Email:

EXHIBIT B

Indemnification Agreement

[see attached]

GLOBAL TECH INDUSTRIES GROUP, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of July 02, 2024 by and between Global Tech Industries Group, Inc., a Nevada corporation (the “Company”), and Luke Rahbari (“Indemnitee”), an individual who is an officer of the Company.

RECITALS

A. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers of the Company and to indemnify its officers to provide them with the maximum protection permitted by law.

B. The Company and Indemnitee recognize the significant risks incurred by the officers of the Company in serving in such capacities.

NOW, THEREFORE, in consideration for Indemnitee’s services as an officer or director of the Company, the Company and Indemnitee hereby agree as follows:

1.	Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or any alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

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(b) Proceedings By or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the proper court of the State of Nevada or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the proper court of the State of Nevada or such other court shall deem proper.

(c) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections (a) and (b) of this Section 1, or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection with such action, suit, or proceeding.

2. Advancement of Expenses. All reasonable expenses incurred by or on behalf of Indemnitee (including costs of enforcement of this Agreement) shall be advanced from time to time by the Company to Indemnitee within thirty (30) days after the receipt by the Company of a written request for an advance of expenses, whether prior to or after final disposition of a proceeding (except to the extent that there has been a final adverse determination that Indemnitee is not entitled to be indemnified for such expenses), including without limitation any proceeding brought by or in the right of the Company. The written request for an advancement of any and all expenses under this paragraph shall contain reasonable detail of the expenses incurred by Indemnitee. By execution of this Agreement, Indemnitee shall be deemed to have made whatever undertaking as may be required by law at the time of any advancement of expenses with respect to repayment to the Company of such expenses. In the event that the Company shall breach its obligation to advance expenses under this Section 2, the parties hereto agree that Indemnitee’s remedies available at law would not be adequate and that Indemnitee would be entitled to specific performance.

3. Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to Indemnitee, establish a presumption with regard to any factual matter relevant to determining Indemnitee’s rights to indemnification. If the person or persons so empowered to make a determination pursuant to Section 4 hereof shall have failed to make the requested determination within sixty (60) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any proceeding or any other event that could enable the Company to determine Indemnitee’s entitlement to indemnification, the requisite determination that Indemnitee is entitled to indemnification shall be deemed to have been made.

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4. Procedure for Determination of Entitlement to Indemnification.

(a) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer or President of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three business days after the date postmarked if sent by domestic certified or registered mail, properly addressed, or five business days if sent by airmail to a country outside of North America. Otherwise, notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information, documentation and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(b) Procedure. Any indemnification and advances provided for in Section 1 and Section 2 of this Agreement shall be made no later than thirty (30) days after receipt of the written request of Indemnitee; provided, in the case of any request for indemnification, the Company has determined that Indemnitee is entitled to indemnification hereunder. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within thirty (30) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 14 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. Nevertheless, Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 2 of this Agreement unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

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(c) Change in Control. The Company agrees that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and expense advances under this Agreement or any other agreement, the Bylaws or Certificate of Incorporation now or hereafter in effect, the Company shall seek legal advice only from special independent counsel selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed). Such special independent counsel, among other things, shall, within ninety (90) days of its retention, render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the special independent counsel and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 4(a) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 2 hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

5. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Nevada corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations, under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Nevada corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

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(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested Directors, the General Corporation Law of the State of Nevada, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action, suit or other covered proceeding (the “Indemnification Period”). To the extent that during the Indemnification Period the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided to Indemnitee thereunder or under this Agreement, Indemnitee shall be entitled to the full benefits of such more favorable rights.

6. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

7. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

8. Officer and Director Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of (a) the Company’s directors, if Indemnitee is a director, or (b) the Company’s officers, if Indemnitee is not a director of the Company but is an officer. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available at an acceptable cost, if the premium costs for such insurance are disproportionate to the amount of coverage provided or are otherwise deemed excessive by the Company in its sole discretion, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

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9. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 9. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

10. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

11. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

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(b) For purposes of this Agreement, the term “expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(c) For purposes of this Agreement, the term “proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, including one pending on or before the date of this Agreement, but excluding one initiated by Indemnitee to enforce his rights under this Agreement.

(d) For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) who, at the time of the signing of this Agreement by all parties to it, is not a Beneficial Owner (as defined below) of more than one percent (1%) of the total issued and outstanding voting securities of the Company, becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

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(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 11(d), the following terms shall have the following meanings:

(A) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(B) “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(e) For purposes of this Agreement, references to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

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12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and permitted assigns.

14. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses, counterclaims, or cross-claims to such action were made in bad faith or were frivolous.

15. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked, or fifth business day after the date postmarked, if sent to or from a country outside of North America. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

16. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Nevada, without regard to the conflict of law principles thereof.

17. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of one year from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such one-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:		INDEMNITEE:

Global tech Industries Group, Inc.,
a Nevada corporation

By:	/s/ David Reichman	/s/ Afshin Luke Rahbari
David Reichman, Chief		Afshin Luke Rahbari
Executive Officer

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EXHIBIT C

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

[see attached]

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Global Tech Industries Group, Inc., a Nevada corporation, and/or its subsidiaries, parents, affiliates, successors and assigns (collectively, “Company”), and the compensation paid to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6 Non-Public Information. I acknowledge that I am (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. I represent that I have not used or caused any third party to use, and agree not to use or cause any third party to use, any Confidential Information in contravention of the Exchange Act or any such rules and regulations, including without limitation Rules 10b-5 and 14e-3 thereunder.

2. Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Inventions, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby forever waive any and all rights or claims of ownership to such Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention if applicable state law prohibits an assignment of an Invention from me to Company (the “Specific Inventions Law”), and I will keep the rights to such Invention, except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States. See Section 3 of Exhibit A attached hereto.

2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason (the “Restricted Period”), including but not limited to voluntary termination by me or involuntary termination by Company, I shall not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, directly or indirectly, in any manner, other than as permitted on behalf of the Company, call upon, solicit, entice, induce, attempt to persuade or otherwise counsel or advise, encourage, or participate in calling upon, soliciting, inducing or otherwise counseling or advising, or encouraging any person (a) known to me to be (i) a supplier, customers, client, sponsors, marketing partners or business partners of the Company and/or its affiliates, or any prospective supplies, customer, client, sponsor, marketing partner or business partner of the Company and/or its affiliates, or request or cause any of the above to cancel or terminate any part of their relationship with the Company and/or its affiliates, or (ii) an employee, agent or consultant of the Company and/or its affiliates to leave the services of the Company and/or its affiliates for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company and/or its affiliates, or assist in such hiring or engagement by another person or business entity, (b) to terminate his or her relationship with Company and/or its affiliates or accept employment with any other person or entity; or (c) who at the time of such solicitation, inducement, counseling, calling upon, advice, or encouragement had left Company’s and/or its affiliates’ employ within the previous six (6) months, to accept employment with any person or entity besides the Company and/or its affiliates, even if I did not initiate the discussion or seek out the contact. I acknowledge and agree that if I violate any of the provisions of this paragraph, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

6. Reasonableness of Restrictions.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, fair, proper, and necessitated considering the nature of Company’s business and are reasonably required for the Company’s protection of its legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 If the court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8. Privacy; Return of Company Property.

8.1 I understand that Company may monitor communications I make using Company equipment. Company may also inspect any physical property left on its premises (including any physical or digital storage media) without notice.

8.2 When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

9. Legal and Equitable Remedies.

9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2 In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.

10. Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11. Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

11.2 I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12. General Provisions.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York without regard to New York’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than New York. I hereby expressly consent to the personal jurisdiction and venue of any state or federal court located in the City of New York, State of New York, to compel arbitration in accordance with this Agreement, to enforce any arbitration award granted pursuant to this Agreement, including, any award granting equitable or injunctive relief, and to otherwise enforce this Agreement and carry out the intentions of the parties hereto to resolve all disputes arising under, in connection with or related to this Agreement or my employment with the Company through arbitration.

12.2 Arbitration and Equitable Relief. To ensure the rapid and economical resolution of disputes that may arise under, in connection with or related to this Agreement or my employment with the Company, I and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, my employment with the Company, or the termination of my employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (New York office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). I acknowledge that by agreeing to this arbitration procedure, both I and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by me or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. I will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that I or the Company would be entitled to seek in a court of law. Each party shall be responsible for its own costs and expenses incurred in connection with such arbitration. Nothing in this Agreement is intended to prevent either me or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12.3 Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the department of fair employment and housing, the equal employment opportunity commission, the national labor relations board, or the workers’ compensation board. This Agreement does, however, preclude me from pursuing court action regarding any such claim, except as permitted by law.

12.4 Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the company or anyone else. I acknowledge and agree that I have been made aware that applicable state law may prohibit an assignment of an Invention from me to Company (see Section 3 of Exhibit A attached hereto). I further acknowledge and agree that I have carefully read this Agreement and that i have asked any questions needed for me to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

12.5 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

12.6 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

12.7 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.8 Employment Status. I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, subject to the terms of any offer letter or employment agreement that I may have entered into with the Company.

12.9 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.10 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.11 Entire Agreement. This Agreement, together with the Exhibits herein, any employment offer letter executed with Company and any exhibits thereto sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. Each party represents and warrants that such party is not relying on any statement or representation not contained in this Agreement, except as set forth in such offer letter, if any, or the agreements referenced in such offer letter, if any. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement, subject to the terms of such offer letter, if any.

12.12 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

12.13 Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the authorized officer of Company and me. Waiver by either party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.15 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

This Agreement shall be effective as of July 02, 2024.

EMPLOYEE:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

/s/ Afshin Luke Rahbari
(Signature)

Afshin Luke Rahbari
Name

07/02/2024
Date

Address:

COMPANY:

Accepted and agreed

Global Tech Industries Group, Inc.

By:	/s/ David Reichman
Name:	David Reichman
Title:	Chief Executive Officer

Address:	511 Sixth Avenue, Suite 800 New York, NY 10011

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari

Exhibit A

Excluded Inventions

TO:	Global Tech Industries Group, Inc.
FROM:
DATE:

1. Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐ No Excluded Inventions.

☒ See below:

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐ Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement
Luke Rahbari
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